Exhibit 22

Pope Resources

Subsidiaries of Pope Resources, A Delaware Limited Partnership

As of March 6, 2003

ORM, Inc.

OPG Properties LLC

Olympic Resource Management LLC*

ORM Resources Canada Corp*

Olympic International LLC*

Olympic Property Group I LLC*

Olympic Real Estate Development LLC*

*  This entity is an indirect subsidiary of the Partnership.